Exhibit 99.1

ITEM 7 INFORMATION

     The shares of Class B common stock of McData Corporation beneficially owned by ABN AMRO Holding N.V. are held directly by ABN AMRO Bank N.V., a direct wholly-owned subsidiary of ABN AMRO Holding N.V.